AGREEMENT AND PLAN OF MERGER

                              by and between

                          FIRST BANCSHARES, INC.

                                    and

                     UNITED SECURITY BANCSHARES, INC.


                                Dated as of
                              August 19, 1996

                       AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 19, 1996 by and between FIRST BANCSHARES, INC. ("FBI"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Grove Hill, Alabama, and UNITED SECURITY BANCSHARES, INC. ("USB"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Thomasville, Alabama.

                                 Preamble

     The board of directors of each of FBI and USB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. Each such board has unanimously approved the proposed transaction, subject to an acceptable due diligence investigation and any necessary approvals, and each board (and all members thereof) has agreed to use its best efforts to obtain the necessary regulatory and shareholder approvals. This Agreement provides for, among other things, the merger of FBI with and into USB. At the effective time of such merger, the outstanding shares of the capital stock of FBI shall be converted into the right to receive shares of the common stock of USB (except as provided herein). As a result, stock-holders of FBI shall become stockholders of USB, and USB shall continue to conduct the business and operations of FBI. The transactions described in this Agreement are subject to the approvals of the stockholders of FBI and USB, necessary regulatory approvals and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                 ARTICLE 1
                     TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FBI shall be merged with and into USB in accordance with and with the effect provided in the provisions of Article 11 of the ABCA (the "Merger"). USB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FBI and USB.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the latter to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FBI and USB approve this Agreement.

     1.4 Merger of Banking Subsidiaries. Subject to required approvals from applicable Regulatory Authorities, at the Effective Time of the Merger, and contingent upon the occurrence of the Merger, First Bank and Trust ("First Bank"), an Alabama state bank and a wholly-owned subsidiary of FBI, shall be merged with and into United Security Bank ("USB Bank"), an Alabama state bank and the wholly-owned subsidiary of USB (the "Subsidiary Merger"). USB Bank shall be the surviving bank (the "Surviving Subsidiary"). The Board of Directors of each of First Bank and USB Bank, and FBI and USB, as the sole shareholders of First Bank and USB Bank, respectively, shall approve the Subsidiary Merger prior to the Effective Time. The charter and bylaws of USB Bank in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Subsidiary, until otherwise amended or repealed. The directors of the Surviving Subsidiary shall include six directors selected from the Boards of Directors of each of First Bank and USB Bank, as determined by the Board of Directors of the Surviving Corporation.


                                 ARTICLE 2
                              TERMS OF MERGER

     2.1 Articles of Incorporation. The Articles of Incorporation of USB, amended as provided herein, shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time, until thereafter amended in accordance with applicable Law. As of the Effective Time, the Articles of Incorporation of USB shall be amended (i) to change the name of the Surviving Corporation to a new name to be agreed upon by the parties hereto,
(ii) to increase the number of authorized shares of common stock of the Surviving Corporation from 2,400,000 to 10,000,000, (iii) to increase the maximum size of the Board of Directors of the Surviving Corporation from fifteen to twenty, (iv) to deny preemptive rights to its shareholders and (v) to provide for a 2/3's super majority voting requirement by the Board of Directors to approve significant corporate events or to add or remove members of its senior management, all as shall be set forth in a form of articles of amendment to the articles of incorporation of USB to be approved by the parties hereto before the calling of the respective meetings of the stockholders of FBI and the stockholders of USB which will vote on this Agreement; to the extent the parties deem necessary or desirable, this Agreement may be amended or modified to set forth those articles of amendment.

     2.2 Bylaws. The Bylaws of USB, as amended hereby, shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed in accordance with applicable Law. As of the Effective Time, the Bylaws of USB shall be amended to provide for the super majority director voting requirements set forth in Section 2.1 above.

     2.3 Directors. The directors of the Surviving Corporation from and after the Effective Time shall consist of the ten incumbent directors of USB and the ten incumbent directors of FBI. All such persons shall serve in accordance with the Bylaws of the Surviving Corporation. The members of the standing committees of the Board of Directors of the Surviving Corporation shall be determined by such Board of Directors.


                                 ARTICLE 3
                        MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of USB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of FBI Common Stock (excluding shares held by any FBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 5.8321 shares of USB Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event FBI changes the number of shares of FBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event USB changes the number of shares of USB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by FBI. Each of the shares of FBI Common Stock held by any FBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of FBI Common Stock who perfects his dissenters' rights of appraisal in accordance with and as con-templated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to the Surviving Corporation the certi-ficate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FBI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FBI Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FBI Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FBI Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of USB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of USB Common Stock multiplied by the book value of one share of USB Common Stock as of the most recent month-end prior to the Effective Time. No such holder will be entitled to dividends, voting rights or any other right as a stockholder with respect to any fractional shares.


                                 ARTICLE 4
                            EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the exchange agent selected and mutually agreed upon by USB and FBI (the "Exchange Agent") to mail to the former stock-holders of FBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FBI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section
3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FBI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of USB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of FBI Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of FBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for FBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applic-able abandoned property Law.

     4.2 Rights of Former FBI Stockholders. At the Effective Time, the stock transfer books of FBI shall be closed as to holders of FBI Common Stock immediately prior to the Effective Time, and no transfer of FBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FBI Common Stock ("FBI Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FBI Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of USB Common Stock into which their respective shares of FBI Common Stock are converted, regardless of whether such holders have exchanged their FBI Certificates for certificates representing USB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the USB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Not-withstanding the preceding sentence, any person holding any FBI Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of USB Common Stock, which dividend or other distribution is attributable to such person's USB Common Stock represented by said FBI Certificate held after the Cutoff, until such person surrenders said FBI Certificate for exchange as provided in Section 4.1 of this Agreement.
However, upon surrender of such FBI Certificate, both the USB Common Stock certificate (together with all such undelivered dividends or other distri-butions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such FBI Certificate.

     4.3 Lost or Stolen Certificates. If any holder of FBI Common Stock convertible into the right to receive shares of USB Common Stock is unable to deliver the FBI Certificate that represents FBI Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of USB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of USB that any such FBI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by USB to indemnify and hold USB and the Exchange Agent harmless; and (c) evidence satisfactory to USB that such person is the owner of the shares theretofore represented by each FBI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such FBI Certificate for exchange pursuant to this Agreement.


                                 ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF FBI

     FBI hereby represents and warrants to USB as follows:

     5.1 Organization, Standing and Power. FBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. FBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI. FBI has delivered to USB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     5.2  Authority; No Breach By Agreement.

     (a) FBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of FBI, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of FBI Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of FBI, enforceable against FBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FBI, nor the consummation by FBI of the transactions provided for herein, nor compliance by FBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBI's Articles of Incorporation or Bylaws, or (ii) subject to the receipt of the approval referred to in Schedule 5.2(b)(ii), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBI Company under, any Contract or Permit of any FBI Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FBI Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Con-sents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on FBI, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by FBI of the Merger and the other transactions provided for in this Agreement.

     5.3  Capital Stock.

     (a) The authorized capital stock of FBI consists of 500,000 shares of FBI Common Stock, of which 239,843 shares are issued and outstanding. FBI currently holds 157 shares of FBI Common Stock as treasury stock. All of the issued and outstanding shares of capital stock of FBI are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of FBI has been issued in violation of any preemptive rights of the current or past stockholders of FBI.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FBI or contracts, commitments, understandings or arrangements by which FBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. FBI has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.4  FBI Subsidiaries.

     (a)  The FBI Subsidiaries are First Bank, Acceptance Loan Company, Inc.,
I & I, Inc., and First Bank Services, Inc.. First Bank is a state non-member bank duly organized, validly existing and in good standing under the laws of the State of Alabama and has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its Business as now conducted. Each of Acceptance Loan Company and I & I, Inc. is an Alabama corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. First Bank Services, Inc. is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each FBI Subsidiary has the corporate power and authority to own, lease and operate its Assets and to incur its

Liabilities and to carry on its business as now conducted. Each FBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI. Each FBI Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations there-under.

     (b) The authorized and issued and outstanding capital stock of each FBI Subsidiary, and the date with respect to which each representation in this subsection (b) is made with respect to each FBI Subsidiary, is set forth on
Schedule 5.4. Except as set forth in Schedule 5.4, (i) no equity securities of any FBI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FBI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any FBI Company is or may be bound to transfer any shares of the capital stock of any FBI Subsidiary, (ii) there are no Contracts relating to the rights of any FBI Company to vote or to dispose of any shares of the capital stock of any FBI Subsidiary, and (iii) all of the shares of capital stock of each FBI Subsidiary held by a FBI Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the FBI Company free and clear of any Lien.
No FBI Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     5.5 Financial Statements. FBI has delivered to USB copies of all FBI Financial Statements and FBI Call Reports for periods prior to the date hereof, and FBI will deliver to USB promptly copies of all FBI Financial Statements and FBI Call Reports prepared subsequent to the date hereof. The FBI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the FBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material). The FBI Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     5.6 Absence of Undisclosed Liabilities. No FBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, except Liabilities accrued or reserved against in the consolidated balance sheets of FBI as of June 30, 1996, included in the FBI Financial Statements or reflected in the notes thereto. No FBI company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     5.7  Absence of Certain Changes or Events.  Except as set forth on
Schedule 5.7, since June 30, 1996 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, and (ii) the FBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agree-ment, would represent or result in a material breach or violation of any of the covenants and agreements of FBI provided in Article 7 of this Agreement.

     5.8  Tax Matters.

     (a) All Tax returns required to be filed by or on behalf of any of the FBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1995, and all returns filed are complete and materially accurate. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FBI, except as reserved against in the FBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to com-pleted and settled examinations or concluded Litigation have been fully paid.

     (b) None of the FBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (ex-cluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the FBI Companies for the period or periods through and including the date of the respective FBI Financial Statements has been made and is reflected on such FBI Financial Statements.

     (d) Deferred Taxes of the FBI Companies have been provided for in accordance with GAAP.

     5.9  Loan Portfolio; Documentation and Reports.

     (a) Except as disclosed in Schedule 5.9, none of the FBI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (collectively, the "Loans"), other than Loans the un-paid principal balance of which does not exceed $1,000 per Loan, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9, none of the FBI Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder there-of, or to the knowledge of FBI, any Person, corporation or enterprise con-trolling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the FBI Companies were solicited, originated and exist in material compliance with all applicable FBI loan policies, except for devia-tions from such policies that (a) have been approved by current management of FBI, in the case of Loans with an outstanding principal balance that exceeds $250,000 or (b) in the judgment of FBI, will not adversely effect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9, none of the FBI Companies holds any Loans that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import.

     (b) The documentation relating to each Loan made by any FBI Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on FBI.

     (c) Each of the FBI Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Agencies") and all other material reports and statements required to be filed by it since December 31, 1991, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Regulatory Agencies, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9 and as otherwise provided herein, and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the FBI Companies, to the Knowledge of FBI, no Regu-latory Agency has initiated any proceeding or, to the Knowledge of FBI, investigation into the business or operations of any FBI Company since December 31, 1991. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement or lien or any examinations of any FBI Company, except for those items that will not, individually or in the aggregate, have a Material Adverse Effect on FBI.

     5.10 Assets; Insurance. The FBI Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. One of the FBI Companies has good and marketable fee simple title to the real property de-scribed in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any. All tangible properties used in the businesses of the FBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FBI's past practices. All Assets that are material to FBI's business on a consolidated basis, held under leases or subleases by any of the FBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by FBI or any FBI Subsidiary or, to the Knowledge of FBI, by any other party to the Contract. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the FBI Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FBI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the FBI Companies. The Assets of the FBI Companies include all assets required to operate the business of the FBI Companies as now conducted.

     5.11 Environmental Matters.

     (a) To the Knowledge of FBI, each FBI Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (b) There is no Litigation pending or, to the Knowledge of FBI, threatened before any court, governmental agency or authority or other forum in which any FBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (c) There is no Litigation pending or, to the Knowledge of FBI, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (d) To the Knowledge of FBI, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (e) To the Knowledge of FBI, during the period of (i) any FBI Company's ownership or operation of any of its respective current properties, (ii) any FBI Company's participation in the management of any Participation Facility or
(iii) any FBI Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI. Prior to the period of (i) any FBI Company's ownership or operation of any of its respective current properties, (ii) any FBI Company's participation in the management of any Participation Facility, or (iii) any FBI Company's holding of a security interest in a Loan Property, to the Knowledge of FBI, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     5.12 Compliance with Laws. FBI is duly registered as a bank holding company under the BHC Act. Each FBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the FBI Companies:

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI; or

     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FBI Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, or
(iii) requiring any FBI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     5.13 Labor Relations; Employees.

     (a) No FBI Company is the subject of any Litigation asserting that it or any other FBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FBI Company, pending or threatened, or to its Knowledge, is there any activity involving any FBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (b) FBI has delivered to USB a true and complete list showing the names and current annual salaries of all executive officers of each of the FBI Companies and showing for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1995 and 1996, and also showing the name and offices held by each officer and director of each of the FBI Companies.

     5.14 Employee Benefit Plans.

     (a) Schedule 5.14 lists, and FBI has delivered or made available to USB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FBI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, inde-pendent contractors or other beneficiaries are eligible to participate (collectively, the "FBI Benefit Plans"). Any of the FBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FBI ERISA Plan." Each FBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FBI Pension Plan." No FBI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employee plan within the meaning of Section 413(c) of the Internal Revenue Code.

     (b) All FBI Benefit Plans and the administration thereof are and have at all times been in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI. All returns, reports or other filings which are required by any governmental agency or which must be furnished to any person have been timely filed or furnished. Each FBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FBI, no FBI Company has engaged in a transaction with respect to any FBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FBI Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI. There are no actions, suits, arbitrations or claims, including any investiga-tions or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any FBI Benefit Plan or any FBI Company with regard to any FBI
Benefit Plan, any trust which is a part of any FBI Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any FBI Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

     (c) No FBI ERISA Plan which is a defined benefit pension plan has any "unfunded currently liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. There is no unfunded liability with respect to any FBI Benefit Plan. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FBI Pension Plan, (ii) no change in the actuarial assumptions with respect to any FBI Pension Plan, (iii) no increase in benefits under any FBI Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI or materially adversely affect the funding status of any such plan. Neither any FBI Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FBI Company, or the single-employer plan of any entity which is considered one employer with FBI under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FBI. No FBI Company has provided ,or is required to provide, security to a FBI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FBI Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FBI. No FBI Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FBI. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FBI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No FBI Company has any obligations for retiree health and life benefits under any of the FBI Benefit Plans, and there are no restrictions on the rights of such FBI Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FBI.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FBI Company from any FBI Company under any FBI Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FBI Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (g) With respect to all FBI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue
Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any FBI Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of FBI.

     (h) No "prohibited transaction" as defined in Section 406 of ERISA, "reportable event" as defined in Section 4043 of ERISA, event described in
Section 4062(a) or Section 4063(a) of ERISA or termination or partial termination, or commencement of proceedings seeking termination with respect to any FBI Pension Plan has occurred. No notice of intent to terminate an FBI Pension Plan has been filed with the Pension Benefit Guaranty Corporation ("PBGC") or provided to affected parties under Section 4041 of ERISA, nor has any FBI Pension Plan been treated as terminated under Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or to appoint a trustee to administer, an FBI Pension Plan, and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any FBI Pension Plan.

     (i) With respect to any FBI Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, except as disclosed on
Schedule 5.14, (i) no such FBI Benefit Plan is unfunded or funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Internal Revenue Code, (ii) each such FBI Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Internal Revenue Code is in compliance with the applicable requirements of Section 4980(f) of the Internal Revenue Code, and (iii) each such FBI Benefit Plan (including any such FBI Benefit Plan covering retirees or former employees) may be amended or terminated without material liability to FBI or any of its Affiliates.

     5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the FBI Companies, nor any of their respective Assets, businesses or opera-tions, is a party to, or is bound or affected by, or receives benefits under,
(i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any FBI Company or the guarantee by any FBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit) (iii) any Contract re-lating to indemnification or defense of any director, officer or employee of any of the FBI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the exten-sion of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 2% stockholder, director, officer or employee (other than loans by First Bank to employees on terms that, as of the time of a particular loan, are substantially the same as those prevailing for comparable transactions with other persons) of any of the

FBI Companies, any member of the immediate family of the foregoing or, to the Knowledge of FBI, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the foregoing; (vii) any Contract which limits the freedom of any of the FBI Companies to compete in any line of business or with any Person; (viii) any Contract providing a power of attorney or similar authorization given by any of the FBI Companies, except as issued in the ordinary course of business with respect to routine matters; and (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the FBI Companies of amounts aggregating $25,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FBI Contracts"). None of the FBI Companies is in Default under any FBI Contract. Except as set forth in Schedule 5.15, all of the indebtedness of any FBI Company for money borrowed is prepayable at any time by such FBI Company without penalty or premium.

     5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of FBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FBI Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any FBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     5.17 Reports. Since January 1, 1993, or the date of organization if later, each FBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18 Statements True and Correct; Information in Filings. No statement, certificate, instrument or other writing furnished or to be furnished by any FBI Company or any Affiliate thereof to USB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FBI Company or any Affiliate thereof for inclusion in the documents to be prepared by USB in connection with the transactions pro-vided for in this Agreement, including, without limitation, (i) documents to be filed with the Securities and Exchange Commission (the "SEC"), including without limitation the Registration Statement on Form S-4 of USB registering the shares of USB Common Stock to be offered to the holders of FBI Common
Stock and all amendments thereto (the "Registration Statement") and the Proxy Statement and Prospectus in the form contained in the Registration Statement, and all amendments and supplements thereto (the "Proxy Statement/Prospectus"),
(ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, in the case of the Registration State-ment, at the time the Registration Statement is declared effective pursuant to the Securities Act of 1933, as amended, and in the case of any other documents, the time such documents are filed in final form with any federal or state regulatory authority and/or at the time they are distributed to stockholders of USB or FBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     5.19 Accounting, Tax and Regulatory Matters. No FBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.20 Offices. The headquarters of each FBI Company and each other office, branch or facility maintained and operated by each FBI Company (including with-out limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set forth on Schedule 5.20, none of the FBI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

     5.21 Data Processing Systems. Except as set forth in Schedule 5.21, the electronic data processing systems and similar systems utilized in processing the work of each of the FBI Companies, including both hardware and software
(a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the FBI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of USB or USB's third party provider.

     5.22 Intellectual Property. One of the FBI Companies owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the FBI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The FBI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.23 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the FBI Companies.

                                 ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF USB

     USB hereby represents and warrants to FBI as follows:

     6.1 Organization, Standing, and Power. USB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of

Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabil-ities. USB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB. USB has delivered to FBI complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

     6.2  Authority; No Breach By Agreement.

     (a) USB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of USB, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of USB Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of USB, enforceable against USB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by USB, nor the consummation by USB of the transactions provided for herein, nor compliance by USB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of USB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any USB Company under, any Contract or Permit of any USB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any USB Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Ad-verse Effect on USB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by USB of the Merger and the other transactions provided for in this Agreement.

     6.3 Capital Stock. The authorized capital stock of USB consists of 2,400,000 shares of USB Common Stock, $.01 par value, of which 2,137,960 shares are issued and outstanding (not including treasury shares). USB currently holds 64,100 shares of USB Common Stock as treasury stock. As a condition precedent to the Merger, USB will authorize an additional 7,600,000 shares of USB Common stock. This authorization of additional shares is subject to stockholder approval. All of the issued and outstanding shares of USB Common Stock are, and all of the shares of USB Common Stock to be issued in exchange for shares of FBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and out-standing and fully paid and nonassessable under the ABCA. None of the out-standing shares of USB Common Stock has been, and none of the shares of USB Common Stock to be issued in exchange for shares of FBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of USB.

     6.4  USB Subsidiaries.

     (a) The only USB Subsidiary is United Security Bank, a state non-member bank, duly organized and validly existing under the Laws of the State of Ala-bama. The USB Subsidiary is in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and the USB Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. The USB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB. The USB Subsidiary is a depository institution and is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     (b) The authorized and issued and outstanding capital stock of the USB Subsidiary, and the date with respect to which each representation in this subsection (b) is made with respect to the USB Subsidiary, is set forth on
Schedule 6.4(b). USB owns all of the issued and outstanding shares of capital stock of the USB Subsidiary. No equity securities of any USB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any USB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any USB Company is or may be bound to transfer any shares of the capital stock of any USB Subsidiary. There are no Contracts relating to the rights of any USB Company to vote or to dispose of any shares of the capital stock of any USB Subsidiary. All of the shares of capital stock of the USB Subsidiary held by a USB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the USB Company free and clear of any Lien. No USB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

     6.5 Financial Statements. USB has delivered to FBI copies of all USB Financial Statements and USB Call Reports for periods prior to the date hereof, and USB will deliver to FBI promptly copies of all USB Financial Statements and USB Call Reports prepared subsequent to the date hereof. The USB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the USB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the USB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the USB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material). The USB Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

     6.6 Absence of Undisclosed Liabilities. No USB Company has any Liabil-ities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, except Liabilities accrued or reserved against in the consolidated balance sheets of USB as of June 30, 1996 included in the USB Financial Statements or reflected in the notes thereto. No USB Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     6.7  Absence of Certain Changes or Events.  Except as set forth on
Schedule 6.7, since June 30, 1996, (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, and (ii) the USB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of USB provided in Article 7 of this Agreement.

     6.8  Tax Matters.

     (a) All Tax returns required to be filed by or on behalf of any of the USB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and all returns filed are complete and materially accurate. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on USB, except as reserved against in the USB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

     (b) None of the USB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (ex-cluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the USB Companies for the period or periods through and including the date of the respective USB Financial Statements has been made and is reflected on such USB Financial Statements.

     (d) Deferred Taxes of the USB Companies have been provided for in accordance with GAAP.

     6.9  Loan Portfolio; Documentation and Reports.

     (a) Except as disclosed in Schedule 6.9, none of the USB Companies is a creditor as to any written or oral loan agreement, note or borrowing arrange-ment including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (collectively, the "Loans"), other than Loans the unpaid principal balance of which does not exceed $1,000 per Loan, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 6.9, none of the USB Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the knowledge of USB, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the USB Companies were solicited, originated and exist in ma-terial compliance with all applicable USB loan policies, except for deviations from such policies that (a) have been approved by current management of USB, in the case of Loans with an outstanding principal balance that exceeds $250,000 or (b) in the judgment of USB, will not adversely effect the ultimate collect-ibility of such Loan. Except as set forth in Schedule 6.9, none of the USB Companies holds any Loans that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criti-cized, Credit Risk Assets, concerned loans or words of similar import.

     (b) The documentation relating to each Loan made by any USB Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on USB.

     (c) Each of the USB Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Agencies") and all other material reports and statements required to be filed by it since December 31, 1991, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Regulatory Agencies, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 6.9 and as otherwise provided herein, and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the USB Companies, to the Knowledge of USB, no Regulatory Agency has initiated any proceeding or, to the Knowledge of USB, investigation into the business or operations of any USB Company since
December 31, 1991. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement or lien or any examinations of any USB Company, except for those items that will not, indi-vidually or in the aggregate, have a Material Adverse Effect on USB.

     6.10 Assets; Insurance. The USB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the USB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with USB's past practices. All Assets which are material to USB's business on a consolidated basis, held under leases or subleases by any of the USB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the USB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the USB Companies is a named insured are reasonably sufficient. The Assets of the USB Companies include all assets required to operate the business of the USB Companies as now conducted.

     6.11 Environmental Matters.

     (a) To the Knowledge of USB, each USB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (b) There is no Litigation pending or, to the Knowledge of USB, threatened before any court, governmental agency or authority or other forum in which any USB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any USB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (c) There is no Litigation pending or, to the Knowledge of USB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or USB in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (d) To the Knowledge of USB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (e) To the Knowledge of USB, during the period of (i) any USB Company's ownership or operation of any of its respective current properties, (ii) any USB Company's participation in the management of any Participation Facility or
(iii) any USB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB. Prior to the period of (i) any USB Company's ownership or operation of any of its respective current properties, (ii) any USB Company's participation in the management of any Participation Facility, or (iii) any USB Company's holding of a security interest in a Loan Property, to the Knowledge of USB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     6.12 Compliance with Laws. USB is duly registered as a bank holding company under the BHC Act. Each USB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 6.12, none of the USB Companies:

     (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB; or

     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any USB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, or
(iii) requiring any USB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

     6.13 Labor Relations. No USB Company is the subject of any Litigation asserting that it or any other USB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or com-parable state Law) or seeking to compel it or any other USB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any USB Company, pending or threatened, or to its Knowledge, is there any activity involving any USB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 Employee Benefit Plans.

     (a) Schedule 6.14 lists, and USB has delivered or made available to FBI prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any USB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, inde-pendent contractors or other beneficiaries are eligible to participate (collectively, the "USB Benefit Plans"). Any of the USB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "USB ERISA Plan." Each USB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "USB Pension Plan." No USB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employee plan within the meaning of Section 413(c) of the Internal Revenue Code.

     (b) All USB Benefit Plans and the administration thereof are and have at all times been in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB. All returns, reports or other filings which are required by any governmental agency or which must be furnished to any person have been timely filed or furnished. Each USB ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and USB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of USB, no USB Company has engaged in a transaction with respect to any USB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any USB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB. There are no actions, suits, arbitrations or claims, including any investiga-tions or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any USB Benefit Plan or any USB Company with regard to any USB
Benefit Plan, any trust which is a part of any USB Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any USB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

     (c) No USB ERISA Plan which is a defined benefit pension plan has any "unfunded currently liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. There is no unfunded liability with respect to any USB Benefit Plan. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any USB Pension Plan, (ii) no change in the actuarial assumptions with respect to any USB Pension Plan, (iii) no increase in benefits under any USB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB or materially adversely affect the funding status of any such plan. Neither any USB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any USB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on USB. No USB Company has provided, or is required to provide, security to a USB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any USB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on USB. No USB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on USB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any USB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No USB Company has any obligations for retiree health and life benefits under any of the USB Benefit Plans, and there are no restrictions on the rights of such USB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on USB.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any USB Company from any USB Company under any USB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any USB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (g) With respect to all USB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue
Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any USB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contri-butions which are required and which have not been made have been properly recorded on the books of USB.

     (h) No "prohibited transaction" as defined in Section 406 of ERISA, "reportable event" as defined in Section 4043 of ERISA, event described in
Section 4062(a) or Section 4063(a) of ERISA or termination or partial termination, or commencement of proceedings seeking termination with respect to any USB Pension Plan has occurred. No notice of intent to terminate a USB Pension Plan has been filed with the Pension Benefit Guaranty Corporation ("PBGC") or provided to affected parties under Section 4041 of ERISA, nor has any USB Pension Plan been treated as terminated under Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or to appoint a trustee to administer, a USB Pension Plan, and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any USB Pension Plan.

     (i) With respect to any USB Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, except as disclosed on
Schedule 6.14, (i) no such USB Benefit Plan is unfunded or funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Internal Revenue Code, (ii) each such USB Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Internal Revenue Code is in compliance with the applicable requirements of Section 4980(f) of the Internal Revenue Code, and (iii) each such USB Benefit Plan (including any such USB Benefit Plan covering retirees or former employees) may be amended or terminated without material liability to USB or any of its Affiliates.

     6.15 Material Contracts. Except as set forth on Schedule 6.15, none of the USB Companies, nor any of their respective Assets, businesses or opera-tions, is a party to, or is bound or affected by, or receives benefits under,
(i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any USB Company or the guarantee by any USB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit) (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the USB Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 2% stockholder, director, officer or employee (other than loans by USB Bank to employees on terms that, as of the time of a particular loan, are substantially the same as those prevailing for comparable transactions with other persons) of any of the USB Companies, any member of the immediate family of the foregoing or, to the Knowledge of USB, any Related Interest of any of the foregoing; (vii) any Contract which limits the freedom of any of the USB Companies to compete in any line of business or with any Person;
(viii) any Contract providing a power of attorney or similar authorization given by any of the USB Companies, except as issued in the ordinary course of business with respect to routine matters; and (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the USB Companies of amounts aggregating $25,000 or more in any twelve-month period (together with all Contracts referred to in Section 6.10 of this Agreement, the "USB Contracts"). None of the USB
Companies is in Default under any USB Contract. All of the indebtedness of any USB Company for money borrowed is prepayable at any time by such USB Company without penalty or premium.

     6.16 Legal Proceedings. Except as set forth on Schedule 6.16, there is no Litigation instituted or pending, or, to the Knowledge of USB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any USB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any USB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     6.17 Reports. Since January 1, 1993, or the date of organization if later, each USB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct; Information in Filings. No statement, certificate, instrument or other writing furnished or to be furnished by any USB Company or any Affiliate thereof to FBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any USB Company or any Affiliate thereof for inclusion in the documents to be prepared by USB in connection with the transactions provided for in this Agreement, including, without limitation, (i) documents to be filed with the SEC, including without limitation the Registration Statement and the Proxy Statement/Prospectus, (ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, in the case of the Registration Statement, at the time the Registration Statement is declared effective pursuant to the Securities Act of 1933, as amended, and in the case of any other documents, the time such documents are filed in final form with any federal or state regulatory authority and/or at the time they are distributed to stockholders of USB or FBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any USB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

     6.19 Accounting, Tax and Regulatory Matters. No USB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                 ARTICLE 7
                 CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (a) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of FBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of USB, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FBI Company; or

     (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of FBI Subsidiaries consistent with past practices (which shall include, for FBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any FBI Company of any Lien or permit any such Lien to exist; or

     (c) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

     (d) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

     (e) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect;

     (f) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FBI Company, or, other than regular dividends in an amount not in excess of $.35 per share of FBI Common Stock per quarter, declare or pay any dividend or make any other distribution in respect of FBI's capital stock; or

     (g) except as specifically set forth in this Agreement or in the FBI Option Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FBI Common Stock or any other capital stock of any FBI Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

     (h) adjust, split, combine or reclassify any capital stock of any FBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any FBI Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (i) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

     (j) grant any increase in compensation or benefits to the employees or officers of any FBI Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any FBI Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FBI Company; or

     (k) enter into or amend any employment Contract between any FBI Company and any Person (unless such amendment is required by Law) that the FBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (l) adopt any new employee benefit plan of any FBI Company or make any material change in or to any existing employee benefit plans of any FBI Company other than any such change that is required by Law or required by this Agreement or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (m) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (n) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FBI Company for material money damages or restrictions upon the operations of any FBI Company, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (o) operate its business otherwise than in the ordinary course of business or enter into any transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices or applicable Laws; or

     (p) fail to file timely any report required to be filed by it with any Regulatory Authority; or

     (q) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the approvals from Regulatory Authorities required in order to consummate the transactions provided for in this Agreement; or

     (r) make any Loan or advance in excess of $20,000, in the aggregate, to any stockholder owning 2% or more of the outstanding shares of FBI Common Stock, director or officer of FBI or any of the FBI Subsidiaries, or any member of the immediate family of the foregoing, except on terms substantially the same as those prevailing at the time of such Loan or advance for comparable transactions with other persons (provided, however, that the restrictions of this Section 7.2(r) shall not apply to loans or advances to Acceptance Loan Company, Inc.); or

     (s) cancel without payment in full, or modify any Contract relating to, any loan or other obligation receivable from any stockholder, director, officer or employee of any FBI Company or any member of the immediate family of the foregoing, or any Related Interest (Known to FBI or any of its Subsidiaries) of any of the foregoing; or

     (t) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any FBI Company or any member of the immediate family of the foregoing, or any Related Interest (Known to FBI or any of its Subsidiaries) of any of the foregoing.

     7.3 Negative Covenants of USB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, USB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of FBI, which consent shall not be unreasonably withheld.

     (a) except for those items provided for in Article 2 hereof, amend the Articles of Incorporation, Bylaws or other governing instruments of any USB Company; or

     (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of USB Subsidiaries consistent with past practices (which shall include, for USB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any USB Company of any Lien or permit any such Lien to exist; or

     (c) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

     (d) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

     (e) except in accordance with applicable Law, change its or any of its Subsidiaries' lending, investment, liability management and other material banking policies in any material respect;

     (f) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any USB Company, or declare or, other than regular dividends in an amount not in excess of $.13 per share of USB Common Stock per quarter, pay any dividend or make any other distribution in respect of USB's capital stock; or

     (g) except as specifically set forth in this Agreement or in the USB Option Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of USB Common Stock or any other capital stock of any USB Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

     (h) adjust, split, combine or reclassify any capital stock of any USB Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any USB Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (i) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

     (j) grant any increase in compensation or benefits to the employees or officers of any USB Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any USB Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any USB Company; or

     (k) enter into or amend any employment Contract between any USB Company and any Person (unless such amendment is required by Law) that the USB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective, Time; or

     (l) adopt any new employee benefit plan of any USB Company or make any material change in or to any existing employee benefit plans of any USB Company other than any such change that is required by Law or required by this Agree-ment or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (m) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

     (n) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any USB Company for material money damages or restrictions upon the operations of any USB Company, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (o) operate its business otherwise than in the ordinary course of business or enter into any transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices or applicable Laws; or

     (p) fail to file timely any report required to be filed by it with any Regulatory Authority; or

     (q) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the approvals from Regulatory Authorities required in order to consummate the transactions provided for in this Agreement; or

     (r) make any Loan or advance in excess of $20,000, in the aggregate, to any stockholder owning 2% or more of the outstanding shares of FBI Common Stock, director or officer of USB or any of the USB Subsidiaries, or any member of the immediate family of the foregoing, except on terms substantially the same as those prevailing at the time of such Loan or advance for comparable transactions with other persons; or

     (s) cancel without payment in full, or modify any Contract relating to, any loan or other obligation receivable from any stockholder, director, officer or employee of any USB Company or any member of the immediate family of the foregoing, or any Related Interest (Known to USB or any of its Subsidiaries) of any of the foregoing; or

     (t) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any USB Company or any member of the immediate family of the foregoing, or any Related Interest (Known to USB or any of its Subsidiaries) of any of the foregoing.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports to Regulatory Authorities promptly after the same are filed.

     7.6 Acquisition Proposals. Except with respect to this Agreement and the transactions contemplated hereby, each of FBI and USB expressly agrees that neither it nor any of its respective Subsidiaries, nor any director, officer, employee, investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by it or any of its respective Subsidiaries or any affiliate thereof will solicit, review or accept any Acquisition Proposal by any Person until the earlier of the Termination of this Agreement or the consummation of the Merger. Each Party shall promptly notify the other orally and in writing in the event it or any of its Subsidiaries receives any inquiry or proposal relating to any such transaction.


                                 ARTICLE 8
                           ADDITIONAL AGREEMENTS

     8.1  Regulatory Matters.

     (a) USB shall promptly prepare and file the Registration Statement with the SEC. USB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and USB shall thereafter mail the Proxy Statement/Prospectus to its stockholders. FBI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of Stockholders called to approve the Merger. USB shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transaction provided for in this Agreement, and FBI shall furnish all information concerning FBI and the holders of its common stock as may be reasonably requested in connection with any such action. If at any time priorto the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, FBI will promptly inform USB and cooperate and assist USB in preparing such amend-ment or supplement and mailing the same to the stockholders of FBI. As of the date of the execution of this Agreement, and assuming the absence of any additional material factors, (i) unless the Board of Directors of FBI in its good faith judgment determines that it is otherwise required by law, it is the intent of the Board of Directors of FBI that the Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of FBI in favor of the Merger and, subject to the foregoing, the Board of Directors shall recommend that the holders of FBI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement and (ii) unless the Board of Directors of USB in its good faith judgment determines that it is otherwise required by law, it is the intent of the Board of Directors of USB that the Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of USB in favor of the Merger and, subject to the foregoing, the Board of Directors of USB shall recommend that the holders of USB Common Stock vote for and adopt the Merger provided for in the Proxy Statement/ Prospectus and this Agreement.

     (b) The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consum-mate the transactions provided for in this Agreement. USB and FBI shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to USB or FBI as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transaction provided for in this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions provided for herein.

     (c) USB and FBI shall, upon request, furnish each other all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters that as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of USB, FBI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

     (d) USB and FBI shall promptly furnish each other with copies of written communications received by USB or FBI, as the case may be, or any of their respective Subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority in respect of the transactions provided for herein.

     (e) USB will indemnify and hold harmless FBI and its respective officers and directors and FBI will indemnify and hold harmless USB and its directors and officers, from and against any and all actions, causes of actions, losses, damages, expenses or liabilities to which any such entity, or any director, officer or controlling person thereof, may become subject under applicable Laws (including the Securities Laws) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person for any legal or other expenses reasonably incurred in connection with investiga-ting or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state there-in a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

     8.2 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, USB shall execute and file the Articles of Merger with the Secretary of State of Alabama in connection with the Closing.

     8.3  Access to Information.

     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, for a period of 45 days from the date of this Agree-ment, and for an additional 20 days immediately preceding the Effective Time, USB and FBI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representa-tives of the other, access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of USB and FBI shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request. Neither USB nor FBI nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would con-travene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

     (b) All information furnished by USB to FBI or its respective Representatives or Subsidiaries pursuant hereto shall be treated as the sole property of USB and, if the Merger shall not occur, FBI, its Subsidiaries and its Representatives shall return to USB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Each of FBI and its Subsidiaries shall, and shall use its best efforts to cause its Representatives to, keep confidential all such information, and shall not directly or in-directly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to
(i) any information which (x) was already in FBI's possession prior to the disclosure thereof by USB; (y) was then generally known to the public; or (z) was disclosed to FBI by a third party not bound by an obligation of con-fidentiality or (ii) disclosures made as required by Law.

     (c) All information furnished by FBI or its Subsidiaries to USB, its Subsidiaries or its Representatives pursuant hereto shall be treated as the sole property of FBI and, if the Merger shall not occur, USB, its Subsidiaries and its Representatives shall return to FBI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. USB shall, and shall use its best efforts to cause its Representatives and Subsidiaries to, keep confi-dential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any infor-mation which (x) was already in USB's possession prior to the disclosure thereof by FBI or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to USB by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by Law.

     (d) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions provided for herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions provided for in this Agreement.

     8.5 FBI Stockholders' Meeting. FBI shall call a meeting of its stockholders (the "FBI Stockholders Meeting") to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the FBI Stockholders' Meeting (a) FBI shall prepare with the assistance of USB a notice of meeting; (b) USB shall furnish all information concerning it that FBI may reasonably request in connection with conducting the FBI Stockholders' Meeting; (c) USB shall prepare and furnish to FBI for distribution to FBI's stockholders the Proxy Statement/Prospectus; (d) FBI shall furnish all information concerning it that USB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) FBI shall deliver the notice of meeting, Proxy Statement/Prospectus and such other information as it deems appropriate to its stockholders as soon as practicable following the date of this Agreement; (f) the Board of Directors of FBI shall recommend to its stockholders the approval of this Agreement; and (g) FBI shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/ Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to delivery to FBI's stockholders. FBI will use its reasonable best efforts to deliver notice of meeting and, the Proxy Statement/ Prospectus as soon as practicable after receipt of all required Regulatory approvals and the expiration of all applicable waiting periods.

     8.6 USB Stockholders' Meeting. USB shall call a meeting of its stockholders (the "USB Stockholders Meeting") for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the USB Stockholders' Meeting (a) USB shall prepare a notice of meeting and the Proxy Statement; (b) FBI shall furnish all information concerning it that USB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (c) USB shall deliver the notice of meeting and Proxy Statement/Prospectus to its stockholders as soon as practicable following the date of this Agreement; (d) the Board of Directors of USB shall recommend to its stockholders the approval of this Agreement; and (e) USB shall use its reasonable best efforts to obtain its stockholders' approval. The Parties will use their reasonable best efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement (including the presentation of draft copies of such proxy materials to the other) prior to delivery to USB's stockholders. USB will use its reasonable best efforts to deliver notice of meeting and, the Proxy Statement/Prospectus within time to hold the USB Stockholders' Meeting as soon as practicable after receipt of all required Regulatory approvals and the expiration of all applicable waiting periods.

     8.7  Certificates of Objections.

     (a) As soon as practicable (but in no event more than three business days) after the FBI Stockholders' Meeting, FBI shall deliver to USB a certificate of the Secretary of FBI containing the names of the stockholders of FBI that both (a) gave written notice prior to the taking of the vote on this Agreement at the FBI Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("FBI Certificate of Objections"). The FBI Certificate of Objections shall include the number of shares of FBI Common Stock held by each such stockholder and the mailing address of each such stockholder.

     (b) As soon as practicable (but in no event more than three business days) after the USB Stockholders' Meeting, USB shall deliver to FBI a certificate of the Secretary of USB containing the names of the stockholders of USB that both (a) gave written notice prior to the taking of the vote on this Agreement at the USB Stockholders' Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement ("USB Certificate of Objections"). The USB Certificate of Objections shall include the number of shares of USB Common Stock held by each such stockholder and the mailing address of each such stockholder.

     8.8 Press Releases. Prior to the Effective Time, FBI and USB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this
Section 8.8 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.9 Expenses. Each Party shall bear and pay its own costs and expenses incurred in connection with the transactions provided for herein, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel. The fees, costs and expenses of (a) printing and mailing the Proxy Statement/Prospectus, (b) all filing and other fees paid to the SEC in connection with the Merger and the transactions provided for herein,
(c) Arthur Andersen & Co. in connection with its loan review of USB Bank and First Bank and (d) legal counsel and any consultants in connection with the filings and any other dealings with bank regulators required in connection herewith, shall be shared equally by USB and FBI; provided, however, that nothing contained herein shall limit either Party's rights under the Termination Provision to recover any damages arising out of the Party's willful breach of any provision of this Agreement.

     8.10 Failure to Close.

     (a) USB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not have taken any action reasonably calculated to prevent the Closing and shall have not unreasonably delayed any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the Board of Directors of USB, as determined in good faith by a majority of the disinterested members thereof based on the advice of USB's outside counsel, USB may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to USB pursuant to a customary confidentiality agreement (as determined by USB's outside counsel) to, any person concerning an Acquisition Proposal involving USB or any of its Subsidiaries; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving USB or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to USB or any of its Subsidiaries, means a bona fide Acquisition Proposal involving USB or any of its Subsidiaries made by a third party which a majority of the disinterested members of the Board of Directors of USB determines in its good faith judgment (based on the advice of USB's independent financial advisor) to be more favorable to USB's stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested board members (based on the advice of USB's independent financial advisor), is reasonably capable of being financed by such third party).

USB shall promptly advise FBI in writing of any Acquisition Proposal involving USB or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry. USB will keep FBI fully informed of the status and details of any such Acquisition Proposal or inquiry.

     (b) FBI expressly agrees to consummate the transaction provided for here-in upon the completion of all conditions to Closing and shall not have taken any action reasonably calculated to prevent the Closing and shall have not unreasonably delayed any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the Board of Directors of FBI, as determined in good faith by a majority of the disinterested members thereof based on the advice of FBI's outside counsel, FBI may:

          (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to FBI pursuant to a customary confidentiality agreement (as determined by FBI's outside counsel) to, any person concerning an Acquisition Proposal involving FBI or any of its Subsidiaries; and

          (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving FBI or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to FBI or any of its Subsidiaries, means a bona fide Acquisition Proposal involving FBI or any of its Subsidiaries made by a third party which a majority of the disinterested members of the Board of Directors of FBI determines in its good faith judgment (based on the advice of FBI's independent financial advisor) to be more favorable to FBI's stockholders than the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested board members (based on the advice of FBI's independent financial advisor), is reasonably capable of being financed by such third party).

FBI shall promptly advise USB in writing of any Acquisition Proposal involving FBI or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry. FBI will keep USB fully informed of the status and details of any such Acquisition Proposal or inquiry.

     8.11 Fairness Opinions. The Board of Directors of USB and FBI shall have separately engaged a broker satisfactory to each of USB and FBI, (collectively, the "Brokers"), to act as advisors to each of their Board of Directors during the transaction and to opine as to the fairness from a financial point of view of the Exchange Ratio recommended by each to its stockholders. Each fairness opinion shall be reviewed by the respective Board and shall contain financial projections for each of USB and FBI based on a review of each of their histori-cal performance, current financial condition and market area analysis along with the Broker's understanding of future prospects in the banking industry. Each of the Brokers shall determine and set forth in its fairness opinion the range of fair market values of FBI and USB using standard valuation methods for banks. It is expected that said fairness opinions shall be issued as soon as practicable after the signing of this Agreement. Each of the Brokers has also agreed to issue a second fairness opinion at the time of the distribution of the proxy materials to the stockholders of the respective institutions. Each Board may, at its option, elect to have final fairness opinions issued immediately prior to the Effective Time in order to account for any Material Adverse Change that may have occurred with regard to USB or FBI. Notwith-standing anything to the contrary contained herein, the parties hereto acknow-ledge and agree that they may decide to employ only one Broker to issue fairness opinions for each institution.

     8.12 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its best efforts to cause the Merger to qualify for, and to take no action which would cause the Merger not to qualify for, pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.13 Stock Option/Incentive Program. USB and FBI hereby covenant and agree that, prior to the Effective Time and subject to requisite shareholder approval, the resulting entity will adopt a stock option/incentive program to enhance the retention of key senior officers, which shall be mutually acceptable to FBI and USB.

     8.14 Executive Officers. FBI and USB covenant and agree that Jack Wainwright shall be elected to serve as the President and Chief Executive Officer of the Surviving Corporation, and Fred Huggins shall be elected to serve as the Chairman and Chief Executive Officer of the Acceptance Loan Company, Inc.; Jim Miller shall be elected to serve as the Chairman of the Board of the Surviving Corporation, with Fred Huggins and Ray Sheffield serving as Vice Chairmen thereof; and Fred Huggins shall be elected to serve as the Chairman of the Board of the Surviving Subsidiary, with Don Nichols and Hardie Kimbrough serving as Vice Chairmen thereof.

     8.15 Headquarters. FBI and USB covenant and agree that the headquarters of the Surviving Corporation shall be located in Thomasville, Alabama.


                                 ARTICLE 9
             CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

     (a) Stockholder Approval. The stockholders of FBI and USB shall have approved this Agreement, and the consummation of the transactions provided for herein.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consumma-tion of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the Board of Directors of USB or FBI, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

     (e) Pooling Letters. USB shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to it, from Arthur Andersen & Co. to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (f) Tax Matters. USB and FBI shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. and Walston, Stabler, Wells, Anderson & Bains respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FBI Common Stock for USB Common Stock will not give rise to gain or loss to the stockholders of FBI with respect to such exchange (except to the extent of any cash received), and (iii) neither FBI nor USB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for FBI and USB shall be entitled to rely upon representations of officer of FBI and USB reasonably satisfactory in form and substance to such counsel.

     (g) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (h) Other Securities Laws. All state securities Permits and Consents necessary to consummate the transactions provided for herein shall have been received by USB.

     (i) Employment Agreement. Jack M. Wainwright, III and USB shall have entered into an employment agreement reasonably satisfactory to both parties whereby he agrees, among other things, to serve as the Chief Executive Officer of the Surviving Corporation for a period of not less than three years from the Effective Time.

     9.2 Conditions to Obligations of USB. The obligations of USB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by USB pursuant to Section 11.5(a) of this Agreement:

     (a) Representations and Warranties. The representations and warranties of FBI set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section
5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBI.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. FBI shall have delivered to USB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FBI's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as USB and its counsel shall request.

     (d) Opinion of Counsel to FBI. FBI shall have delivered to USB the opinion of Walston, Stabler, Wells, Anderson & Bains, counsel to FBI, dated as of the Effective Time in a form customarily rendered in transactions of this nature. Said opinion shall indicate that such counsel is not aware of any untrue statement of a material fact, or the omission of a material fact necessary to make any statement not misleading in the context in which such statement is made, in the Registration Statement, Proxy Statement/Prospectus, and shall include the representation that FBI is duly organized under the laws of the State of Alabama and, to the knowledge of such counsel after due inquiry, is in compliance with all Securities Laws.

     (e) Other Corporate Matters. There shall have been no determination by the Board of Directors of USB that the consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of USB or its stockholders by reason of a Material Adverse Change in the business, operations or financial condition of FBI which occurs following the execution of this Agreement.

     (f) Comfort Letter. USB shall have received from Dudley, Hopkins, Jones, Sims and Freeman, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of FBI as USB may reasonably request.

     (g) Fairness Opinion. USB shall have received from its Broker the fairness opinion described in Section 8.11 stating that the Exchange Ratio provided for in this Agreement and recommended by USB to its stockholders is fair to USB and its stockholders from a financial point of view.

     9.3 Conditions to Obligations of FBI. The obligations of FBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by FBI pursuant to Section 11.5(b) of this Agreement:

     (a) Representations and Warranties. The representations and warranties of FBI set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section
6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USB.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of USB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. USB shall have delivered to FBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by USB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBI and its counsel shall request.

     (d) Opinion of Counsel to USB. USB shall have delivered to FBI the opinion of Maynard, Cooper & Gale, P.C., counsel to USB, dated as of the Effective Time in a form customarily rendered in transactions of this nature.

Said opinion shall indicate that such counsel is not aware of any untrue statement of a material fact, or the omission of a material fact necessary to make any statement not misleading in the context in which such statement is made, in the Registration Statement, Proxy Statement/Prospectus, and shall include the representation that USB is duly organized under the laws of the State of Alabama and, to the knowledge of such counsel after due inquiry, is in compliance with all Securities Laws.

     (e) Other Corporate Matters. There shall have been no determination by the Board of Directors of FBI that the consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of FBI or its stockholders by reason of a Material Adverse Change in the business, operations or financial condition of USB which occurs following the execution of this Agreement.

     (f) Comfort Letter. FBI shall have received from Smith, Dukes & Buckalew, independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of USB as FBI may reasonably request.

     (g) Fairness Opinion. FBI shall have received from its Broker the fairness opinion described in Section 8.11, stating that the Exchange Ratio provided for in this Agreement and recommended by FBI to its stockholders is fair to FBI and its stockholders from a financial point of view.

                                ARTICLE 10
                                TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FBI or USB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of the Board of Directors of USB and the Board of Directors of FBI; or

     (b) by the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agree-ment which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

     (c) by the Board of Directors of either Party in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach; or

     (d) by the Board of Directors of either Party (provided that the termi-nating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of either USB or FBI fail to vote their approval of this Agreement and the transactions provided for herein as required by the ABCA at their respective stockholders' meetings where the transactions are presented for approval and voted upon; or

     (e) by USB, upon written notice to FBI, if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of FBI taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by FBI of notice in writing from USB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (f) by FBI, upon written notice to USB, if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of USB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by USB of notice in writing from FBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

     (g) by the Board of Directors of either Party if the Merger shall not have been consummated by March 31, 1997, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(g); or

     (h) by the Board of Directors of either Party if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement; or

     (i) by USB, to the extent that a majority of the disinterested members of the Board of Directors of USB shall have determined to enter into an agree-ment with respect to a superior Acquisition Proposal as contemplated by Section 8.10(a); provided that, concurrently with such termination, FBI shall have the right to exercise the option to purchase shares of USB Common Stock as provided for in the USB Option Agreement; in such an event, FBI shall not be entitled to receive any additional amounts (for damages, expenses, costs or otherwise) from USB, its officers, directors or shareholders; or

     (j) by FBI, to the extent that a majority of the disinterested members of the Board of Directors of FBI shall have determined to enter into an agree-ment with respect to a superior Acquisition Proposal as contemplated by Section 8.10(b); provided that, concurrently with such termination, USB shall have the right to exercise the option to purchase shares of FBI Common Stock as provided for in the FBI Option Agreement; in such an event, USB shall not be entitled to receive any additional amounts (for damages, expenses, costs or otherwise) from FBI, its officers, directors or shareholders.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.3, 8.9, 8.10, 10.1(i) and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement.


                                ARTICLE 11
                               MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "ABCA" shall mean the Alabama Business Corporation Act.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; and (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, August 19, 1996.

          "Allowance" shall have the meaning provided in Section 6.9 of this Agreement.

          "Articles of Merger" shall mean the Articles of Merger to be executed by USB and filed with the Secretary of State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Cutoff" shall have the same meaning provided in Section 4.2 of this Agreement.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Effective Time" shall mean the date and time at which the Merger becomes effective pursuant to applicable Law, as provided in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

          "FBI Benefit Plans" shall have the meaning provided in Section 5.14(a) of this Agreement.

          "FBI Call Reports" shall mean (i) the Reports of Income and
     Condition of First Bank for the years ended December 31, 1995 and 1994, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of First Bank delivered by FBI to USB with respect to periods ended subsequent to December 31, 1995.

          "FBI Certificate" shall have the meaning provided in Section 4.2 of this Agreement.

          "FBI Common Stock" shall mean the $5.00 par value Class A voting common stock of FBI.

          "FBI Companies" shall mean, collectively, FBI and all FBI
     Subsidiaries.

          "FBI Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

          "FBI ERISA Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "FBI Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FBI as of December 31, 1995, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by FBI to USB, and (ii) the consolidated balance sheets of FBI (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by FBI to USB with respect to periods ended subsequent to December 31, 1995.

          "FBI Option Agreement" shall mean that certain Stock Option Agreement dated July 16, 1996 executed by FBI and USB pursuant to which FBI granted to USB, upon the occurrence of certain conditions, the option to purchase shares of FBI Common Stock.

          "FBI Pension Plans" shall have the meaning set forth in Section 5.14(a) of this Agreement.

          "FBI Representatives" shall have the meaning set forth in Section
     8.7 of this Agreement.

          "FBI Stockholders' Meeting" shall mean the meeting of the stockholders of FBI to be held pursuant to Section 8.5 of this Agreement, including any adjournment or adjournments thereof.

          "FBI Subsidiaries" shall mean the Subsidiaries of FBI, which shall include the FBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FBI in the future and owned by FBI at the Effective Time.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "First Bank" shall have the meaning set forth in Section 5.4(a) of this Agreement.

          "FRB" or "Federal Reserve Board" shall mean Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local Law.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Loans" shall have the meaning set forth in Section 5.9(a) of this Agreement.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and
     (z) the Merger on the operating performance of the Parties.

          "Merger" shall mean the merger of FBI with and into USB referred to in Section 1.1 of this Agreement.

          "Order" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either FBI or USB, and "Parties" shall mean both FBI and USB.

          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall mean the Proxy Statement and Prospectus in the form contained in the Registration Statement, and all amendments and supplements thereto, as referenced in Section 5.18 of this Agreement.

          "Registration Statement" shall mean that registration statement of USB to be filed with the SEC on Form S-4 registering the shares of USB Common Stock to be offered to the holders of FBI Common Stock and all amendments thereto, as referenced in Section 5.18 of this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries and the SEC.

          "Related Interests" shall have the meaning set forth in Section 5.15 of this Agreement.

          "Representatives" shall have the meaning set forth in Section 7.6 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the rust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "State Regulator" shall have the meaning set forth in Section 5.9(c) of this Agreement.

          "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Subsidiary Merger" shall mean the merger of First Bank with and into USB Bank referred to in Section 1.4 of this Agreement.

          "Surviving Corporation" shall mean USB as the surviving corporation in the Merger.

          "Surviving Subsidiary" shall mean USB Bank as the surviving institution in the Subsidiary Merger.

          "Tax Opinions" shall have the meaning set forth in Section 9.1(g) of this Agreement.

          "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

          "USB Bank" shall mean United Security Bank.

          "USB Benefit Plan" shall have the meaning set forth in Section 6.14(a) of this Agreement.

          "USB Call Reports" shall mean (i) the Reports of Income and
     Condition of the respective USB Bank for the years ended December 31, 1995 and 1994, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of the USB Bank delivered by USB to FBI with respect to periods ended subsequent to December 31, 1995.

          "USB Common Stock" shall mean the $.01 par value common stock of USB.

          "USB Companies" shall mean, collectively, USB and all USB
     Subsidiaries.

          "USB Contracts" shall have the meaning set forth in Section 6.15 of this Agreement.

          "USB ERISA Plan" shall have the meaning set forth in Section 6.14(a) of this Agreement.

          "USB Financial Statements" shall mean (i) the consolidated statements of conditions (including related notes and schedules, if any) of USB as of December 31, 1995, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by

     USB in SEC Documents, and (ii) the consolidated statements of condition of USB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1995.

          "USB Option Agreement" shall mean that certain Stock Option Agreement dated July 16, 1996 executed by USB and FBI pursuant to which USB granted to FBI, upon the occurrence of certain conditions, the option to purchase shares of USB Common Stock.

          "USB Pension Plan" shall have the meaning set forth in Section 6.14(a) of this Agreement.

          "USB Regulatory Reports" shall mean the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1995 and 1994, as filed by USB with the FRB and (ii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, delivered by USB to FBI with respect to periods ended subsequent to December 31, 1995.

          "USB Stockholders' Meeting" shall mean the meeting of the stockholders of USB to be held pursuant to Section 8.6 of this Agreement, including any adjournment or adjournments thereof.

          "USB Subsidiary" shall mean the Subsidiary of USB, which shall include USB Bank, as described in Section 6.4 of this Agreement, and any corporation, bank, savings association, or other organization acquired as a Subsidiary of USB in the future and owned by USB at the Effective Time.

     11.2 Expenses. Each Party shall bear and pay its own costs and expenses incurred in connection with the transactions provided for herein, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel; provided, however, that nothing contained herein shall limit either Party's rights under the termination provisions contained in Article 10 hereof to recover any damages arising out of the other Party's willful breach of any provision of this Agreement.

     11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the respective stockholders of FBI and USB, there shall be made no amendment that pursuant to the ABCA requires further approval by the FBI or USB stockholders, without the further approval of such stockholders.

     11.5 Waivers.

     (a) Prior to or at the Effective Time, USB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBI, to waive or extend the time for the compliance or fulfillment by FBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of USB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of USB.

     (b) Prior to or at the Effective Time, FBI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by USB, to waive or extend the time for the compliance or fulfillment by USB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBI under this Agreement, except any condition which, if no satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBI.

     11.6 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sen-tence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     FBI:           First Bancshares, Inc.
                    131 Main Street
                    Grove Hill, Alabama  36451
                    Telecopy Number: (334) 275-8255

                    Attention:  Fred Huggins, President and Chief Executive
                                Officer

     Copy to Counsel:    Walston, Stabler, Wells, Anderson & Bains
                    500 Financial Center
                    505 20th Street North
                    Birmingham, Alabama 35203
                    Telecopy Number: (205) 251-0700

                    Attention:  C. Henry Marston

     USB:           United Security Bancshares, Inc.
                    131 Front Street
                    Thomasville, Alabama 36784
                    Telecopy Number: (334) 636-9606

                    Attention:     Jack M. Wainwright, III,
                              President and Chief Executive Officer

     Copy to Counsel:    Maynard, Cooper & Gale, P.C.
                    1901 Sixth Avenue North
                    2400 AmSouth/Harbert Plaza
                    Birmingham, Alabama 35203
                    Telecopy Number:  (205) 254-1999

                    Attention:  Mark L. Drew

     11.8 Brokers and Finders. Other than as described in Section 8.11 of this Agreement, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FBI or USB, each of FBI and USB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irrepar-able damage would occur in the event that any of the provisions of this Agree-ment was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the USB States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Singular/Plural; Gender. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


Attest:                       FIRST BANCSHARES, INC.


                              By:
Secretary                          Fred Huggins
                                Its: President and Chief Executive Officer

[CORPORATE SEAL]


Attest:                       UNITED SECURITY BANCSHARES, INC.


                              By:
Secretary                          Jack M. Wainwright, III
                                Its: President and Chief Executive Officer

[CORPORATE SEAL]

                             List of Schedules

Schedule 5.2(b)(ii)

Schedule 5.4

Schedule 5.5

Schedule 5.7

Schedule 5.9

Schedule 5.10(a)

Schedule 5.10(b)

Schedule 5.10(c)

Schedule 5.12

Schedule 5.13(b)

Schedule 5.14

Schedule 5.15

Schedule 5.16

Schedule 5.20

Schedule 5.21

Schedule 5.23

Schedule 6.4(b)

Schedule 6.5

Schedule 6.7

Schedule 6.12

Schedule 6.14

Schedule 6.15

Schedule 6.16

Schedule 7.3(r)

Schedule 7.4(r)

                                 ARTICLE 1
                     TRANSACTIONS AND TERMS OF MERGER. . . . . . . . . .  1

     1.1  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Time and Place of Closing. . . . . . . . . . . . . . . . . . .  2
     1.3  Effective Time . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.4  Merger of Banking Subsidiaries . . . . . . . . . . . . . . . .  2

                                 ARTICLE 2
                              TERMS OF MERGER. . . . . . . . . . . . . .  2

     2.1  Articles of Incorporation. . . . . . . . . . . . . . . . . . .  2
     2.2  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.3  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .  3

                                 ARTICLE 3
                        MANNER OF CONVERTING SHARES. . . . . . . . . . .  3

     3.1  Conversion of Shares . . . . . . . . . . . . . . . . . . . . .  3
     3.2  Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . .  3
     3.3  Shares Held by FBI . . . . . . . . . . . . . . . . . . . . . .  4
     3.4  Dissenting Stockholders. . . . . . . . . . . . . . . . . . . .  4
     3.5  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . .  4


                                 ARTICLE 4
                            EXCHANGE OF SHARES . . . . . . . . . . . . .  4

     4.1  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . .  4
     4.2  Rights of Former FBI Stockholders. . . . . . . . . . . . . . .  5
     4.3  Lost or Stolen Certificates. . . . . . . . . . . . . . . . . .  6

                                 ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF FBI . . . . . . . .  6

     5.1  Organization, Standing and Power . . . . . . . . . . . . . . .  6
     5.2  Authority; No Breach By Agreement. . . . . . . . . . . . . . .  6
     5.3  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . .  7
     5.4  FBI Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  8
     5.5  Financial Statements . . . . . . . . . . . . . . . . . . . . .  8
     5.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . .  9
     5.7  Absence of Certain Changes or Events . . . . . . . . . . . . .  9
     5.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  9
     5.9  Loan Portfolio; Documentation and Reports. . . . . . . . . . . 10
     5.10 Assets; Insurance. . . . . . . . . . . . . . . . . . . . . . . 11
     5.11 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 11
     5.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 12
     5.13 Labor Relations; Employees . . . . . . . . . . . . . . . . . . 13
     5.14 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 13
     5.15 Material Contracts . . . . . . . . . . . . . . . . . . . . . . 16
     5.16 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 16
     5.17 Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.18 Statements True and Correct; Information in Filings. . . . . . 17
     5.19 Accounting, Tax and Regulatory Matters . . . . . . . . . . . . 18
     5.20 Offices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.21 Data Processing Systems. . . . . . . . . . . . . . . . . . . . 18
     5.22 Intellectual Property. . . . . . . . . . . . . . . . . . . . . 18

                                 ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF USB . . . . . . . . 19

     6.1  Organization, Standing, and Power. . . . . . . . . . . . . . . 19
     6.2  Authority; No Breach By Agreement. . . . . . . . . . . . . . . 19
     6.3  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.4  USB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 20
     6.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . 21
     6.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . 21

     6.7  Absence of Certain Changes or Events . . . . . . . . . . . . . 21
     6.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.10 Assets; Insurance. . . . . . . . . . . . . . . . . . . . . . . 23
     6.11 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 24
     6.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 25
     6.13 Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . 25
     6.14 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 25
     6.15 Material Contracts . . . . . . . . . . . . . . . . . . . . . . 28
     6.16 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 29
     6.17 Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.18 Statements True and Correct; Information in Filings. . . . . . 29
     6.19 Accounting, Tax and Regulatory Matters . . . . . . . . . . . . 30


                                 ARTICLE 7
                 CONDUCT OF BUSINESS PENDING CONSUMMATION. . . . . . . . 30

     7.1  Covenants of Both Parties. . . . . . . . . . . . . . . . . . . 30
     7.2  Negative Covenants of FBI. . . . . . . . . . . . . . . . . . . 30
     7.3  Negative Covenants of USB. . . . . . . . . . . . . . . . . . . 33
     7.4  Adverse Changes in Condition . . . . . . . . . . . . . . . . . 35
     7.5  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.6  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . 35

                                 ARTICLE 8
                           ADDITIONAL AGREEMENTS . . . . . . . . . . . . 36

     8.1  Regulatory Matters.. . . . . . . . . . . . . . . . . . . . . . 36
     8.2  Filings with State Offices . . . . . . . . . . . . . . . . . . 37
     8.3  Access to Information. . . . . . . . . . . . . . . . . . . . . 37
     8.4  Agreement as to Efforts to Consummate. . . . . . . . . . . . . 38
     8.5  FBI Stockholders' Meeting. . . . . . . . . . . . . . . . . . . 39
     8.6  USB Stockholders' Meeting. . . . . . . . . . . . . . . . . . . 39
     8.7  Certificates of Objections.. . . . . . . . . . . . . . . . . . 40
     8.8  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.9  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.10 Failure to Close . . . . . . . . . . . . . . . . . . . . . . . 40
     8.11 Fairness Opinions. . . . . . . . . . . . . . . . . . . . . . . 42
     8.12 Accounting and Tax Treatment . . . . . . . . . . . . . . . . . 42
     8.13 Stock Option/Incentive Program . . . . . . . . . . . . . . . . 43
     8.14 Executive Officers.  . . . . . . . . . . . . . . . . . . . . . 43
     8.15 Headquarters . . . . . . . . . . . . . . . . . . . . . . . . . 43

                                 ARTICLE 9
             CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . 43

     9.1  Conditions to Obligations of Each Party. . . . . . . . . . . . 43
     9.2  Conditions to Obligations of USB . . . . . . . . . . . . . . . 45
     9.3  Conditions to Obligations of FBI . . . . . . . . . . . . . . . 46

                                ARTICLE 10
                                TERMINATION. . . . . . . . . . . . . . . 47

     10.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     10.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . 49
     10.3 Non-Survival of Representations and Covenants. . . . . . . . . 49

                                ARTICLE 11
                               MISCELLANEOUS . . . . . . . . . . . . . . 49

     11.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 49
     11.2 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     11.3 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 57
     11.4 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     11.5 Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.6 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.7 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     11.8 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . 59

     11.9 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.10     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 59
     11.11     Captions. . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.12     Enforcement of Agreement. . . . . . . . . . . . . . . . . 59
     11.13     Severability. . . . . . . . . . . . . . . . . . . . . . . 60
     11.14     Singular/Plural; Gender . . . . . . . . . . . . . . . . . 60